CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard California Tax-Free Funds of our reports dated January 19, 2023, relating to the financial statements and financial highlights, which appear in Vanguard California Intermediate-Term Tax-Exempt Fund, Vanguard California Long-Term Tax-Exempt Fund and Vanguard California Municipal Money Market Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2022. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 27, 2023